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                                                                   Exhibit 10(z)


                              EMPLOYMENT AGREEMENT




         THIS AGREEMENT, effective as of January 1, 1997, between THE EYE HEALTH NETWORK, INC., a Colorado corporation (the "Company"), and DONALD A. HOOD,
O.D. ("Employee").

                                    RECITALS

         WHEREAS, Employee has been employed by Company as Chief Executive Officer pursuant to an Employment Agreement effective January 1, 1994 (the "Prior Agreement"), which Prior Agreement terminated effective
December 31, 1996, and Employee and the Company wish to set out by this Agreement the terms and conditions under which Employee will continue to be employed by the Company;

         WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel;

         WHEREAS, the Company recognizes that, as is the case with affiliates of many publicly held corporations, the possibility of a change in control may exist and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

         WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated and also to state the comprehensive rights and duties of the parties hereto; and

         WHEREAS, the Company and Employee agree that this Agreement supersedes and replaces the Prior Agreement and any other agreements, practices, and understandings related to his employment.

         NOW THEREFORE, in consideration of the preceding and the agreements hereinafter contained, Employee and the Company agree as follows:

         1. EMPLOYMENT. For several years Employee has served as the President of the Company, and the employee's compensation has not been adjusted since 1994. The



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Company hereby continues the employment of Employee as the President and Chief
Executive Officer of the Company with such duties as may be assigned by the Company's Board of Directors for a term beginning January 1, 1997 and continuing until the Board of Directors appoints a replacement President and Chief Executive Officer ("Phase 1"), thereafter as the Chairman of the Board of Directors of the Company for a period not to exceed December 31, 2001 ("Phase 2"). After December 31, 1997, this Agreement may be terminated by either party upon one hundred twenty (120) days' prior written notice. At any time this Agreement may be terminated by the Company pursuant to Paragraph 8B hereof or by Employee pursuant to Paragraph 8A hereof. Employee hereby accepts such employment.

         2. BEST EFFORTS. Employee agrees to perform faithfully and industriously all the duties which Company may require of him, and will devote his time and attention to the furtherance of Company's business, and during Phase I Employee shall devote at least four (4) days per week, and during Phase II Employee shall devote at least two (2) days per week to such duties. Employee agrees that he will be subject to Company's instructions, direction and control in business policies established by Company.

         3. COMPENSATION.

         A. Base Salary. Employee's annual base salary for Phase 1 shall be $125,000 per year ("Base Salary"), paid bi-weekly or more frequently as Company may determine. Employee's Base Salary for Phase 2 shall be $80,000.00.

         B. Bonus. Employee's annual bonus shall be a percentage of the Company's pre-tax net earnings, as defined in Exhibit A attached hereto; which shall be paid within sixty (60) days of each respective year end, as follows:


                year 1 - 10%
                year 2 - 8%
                year 3 - 6%
                year 4 - 4% and
                year 5 - 2%

         C. Options. As of January 1, 1997, Employee is hereby granted options to purchase 25,000 shares of the common stock of Omega Health Systems, Inc. at an exercise price of $6.50 per share, which is the fair market value on the date of grant. Such options shall expire December 31, 2002, and shall not vest the first two years from the date of such grant and shall vest 33.3% each year beginning January 1, 1999, and such options are otherwise subject to the terms, conditions and provisions of the Stock Option Agreement attached hereto and incorporated herein by reference.


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         D. Other Employee Benefits. Employee shall be entitled to term life insurance payable by Employer on Employee's life in the amount of Two Hundred and Fifty Thousand Dollars ($250,000.00), health insurance for Employee and his family through a group health plan of Employer's selection and an allowance not to exceed Twenty-Five Hundred Dollars ($2,500.00) per year for premiums for disability insurance on employee. Employee shall be entitled to an allowance not to exceed Twenty-Five Hundred Dollars ($2,500.00) per year for professional due and subscriptions.

         The total amounts paid pursuant to preceding subsections A, B, C, and D and Section 5 hereof are Employee's "Annual Compensation."

         4. EXPENSES. Company shall promptly reimburse Employee for all expenses reasonably incurred by him in connection with his duties hereunder. In the event that Employee uses his own automobile to conduct business of the Company, Employee, at his expense, shall obtain and furnish to Company proof of public liability insurance issued by an insurance company approved by Company with minimum coverage of $100,000/$300,000 per occurrence.

         5. VACATION. Employee shall be entitled to four (4) weeks of vacation per calendar year and up to one (1) week of unused vacation may be rolled over to the following calendar years; however, Employee's vacation may never exceed five (5) weeks per calendar year. Employee shall also be entitled to an allowance of one (1) week per calendar year for continuing education purposes such as professional conventions and a monetary allowance not to exceed Twenty-Five Hundred Dollars ($2,500.00) for related expenses including travel and tuition.

         6. ANNUAL PHYSICAL EXAMINATION. Company will reimburse Employee for the cost of an annual routine physical examination to a maximum of $400.

         7. CHANGE OF CONTROL AND GOOD REASON FOR TERMINATION.

         A. Change in Control of the Company. For purposes of this Agreement, a change in control of the Company ("Change in Control") shall be deemed to have occurred if (1) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ( the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities regardless of whether the Board shall have approved such Change in Control; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a


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transaction described in clause (A) (3) (i) and (ii) of this section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) stockholders of the Company approve (i) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         B. Good Reason. For purposes of this Agreement, "Good Reason" shall mean, that without Employee's express written consent, any of the following circumstances occur, unless, in the case of following subsections (1), (5), (6),
(7), (8) or (9), such circumstances are fully corrected prior to the date of termination specified in any notice of termination given in respect thereof:

                  (1) assignment to Employee of any duties inconsistent with his current status as an executive officer of the Company or a substantial adverse alteration in the nature or status of Employee's responsibilities from those in effect immediately following execution of this Agreement;

                  (2) reduction by the Company in Employee's Base Salary in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all Company executives and all executives of any person in control of Company;

                  (3) requiring Employee to be based anywhere other than the location of Company's principal executive office, except for travel on Company's business to an extent substantially consistent with Employee's present business travel obligations;

                  (4) failure by Company, without Employee's consent, to pay Employee any portion of Employee's compensation, except pursuant to an across-the-board compensation deferral similarly affecting all Company executives and all executives of any person in control of the Company, or to pay Employee any portion of an installment of deferred compensation under any Company deferred compensation program, within 30 days of the date such compensation is due;


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                  (5) failure by the Company to continue in effect any
         compensation plan in which Employee is participating immediately prior to a Change in Control which is material to Employee's total compensation, unless an equitable arrangement has been made with respect to such plan, or failure by the Company to continue
         Employee's participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed immediately prior to a Change in Control;

                  (6) failure by Company after a Change in Control to continue to provide Employee with benefits substantially similar to those enjoyed by Employee under any of Company's pension, savings and retirement plan, life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of the Change in Control, action by Company, which would materially reduce directly or indirectly any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, or failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled hereunder or if greater on the Company's normal vacation policy in effect at the time of the Change in Control of the Company;

                  (7) failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

                  (8) any purported termination of Employee's employment by the Company, not pursuant to a Notice of Termination, defined hereinafter, satisfying the requirements of this Agreement; or

                  (9) Employee is not able to negotiate a new employment agreement on terms as favorable to Employee as the terms of this Agreement.

         Employee's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by his incapacity due to physical or mental illness.

         8. TERMINATION AND SEVERANCE PAYMENT.

         A. Severance Payment. In the event that (i) Company and Employee do not extend or renew this Agreement or replace this Agreement with a new employment agreement and this Agreement expires, or (ii) upon termination of Employee's employment by Company at any time after January 1, 1997, other than for Cause, Disability or Retirement, then Employee shall be paid by Company Employee's Base Salary and all Welfare Benefits for six (6) months, and any stock options that have vested by their normal terms as of the date of termination may be exercised by Employee within six (6) months of such date of termination. Upon termination of Employee's employment hereunder by Employee for Good Reason, or by


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Employee during the twelve months following the occurrence of a Change of
Control during the term of this Agreement, then (i) not later than ninety (90) days after such termination, the Company will pay the Employee a cash severance payment ("Lump Sum Severance Payment") of one times the Employee's Base Salary for the final year of employment under this Agreement, and (ii) the Company will continue to pay for and provide to Employee all Welfare Benefits, except pension and other similar compensation-based plans for a period of up to two years from the last date of employment if Employee does not accept employment elsewhere, and (iii) the stock options previously granted to Employee as of such date shall immediately vest in full.

         B. Termination for Cause. Company may discharge Employee for Cause immediately, at any time by a written notice specifying the effective date of and reason for termination ("Notice of Termination"). In that event, Employee shall not be eligible for either the Lump Sum Severance Payment, the Continuing Base Salary Payments, immediate vesting of stock options, or, except as required by law, the Welfare Benefits. "Cause" is not intended to include disagreements over management philosophy or other such intangibles. As used herein, "Cause" shall include, but not be limited to, the following:

                  (1) Material violation by Employee of any of the terms of this Agreement; or

                  (2) Willful and continued failure or gross negligence of Employee materially to perform his duties with the Company (other than due to physical or mental illness), provided that Employee has received a written notice of same from the Board of Directors specifically identifying the manner in which the Board of Directors believes Employee has engaged in such failure or misconduct, approved by two-thirds of the Directors entitled to vote thereon, and the Employee continues to engage in such conduct after ten (10) days following receipt of such notice; or

                  (3) Conviction of or guilty plea by Employee to committing a felony or an act of moral turpitude or any similar act; or

                  (4) Conversion or misappropriation by Employee of any monies or other property of the Company as determined by the Board of Directors; or

                  (5) Employee's habitual use of illegal drugs or Employee's drug or alcohol addiction.

         C. Voluntary Resignation. Employee shall be entitled to terminate his employment by voluntary resignation given in writing at any time (1) during the twelve months following the occurrence of a Change in Control of the Company, or
(2) for Good Reason. Such resignation shall not be deemed a breach of any employment contract between Employee and the Company. Notice of such resignation shall specify a date Employee's employment will terminate, not less than 120 days in the future, and shall indicate the specific termination


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provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

         D. Death. If Employee dies during his employment, Employee's beneficiaries shall be paid:

                  (1) the Base Salary which would otherwise have been payable to Employee up to the end of the month in which death occurred; and

                  (2) any employee benefit payment pro rata to the end of the month in which death occurred, based on the percentage of the fiscal year for which Employee was compensated at Base Salary, payable on the date such benefits are normally paid.

         E. Retirement. "Retirement" shall mean termination of employment at age 65 (or later) with ten years of service or retirement in accordance with any retirement contract between Company and Employee.

         F. Disability. "Disability" shall mean an illness, injury or physical or mental condition of the Employee which results in the Employee's inability to substantially perform the material duties and responsibilities required of his position under this Agreement for a period of one hundred twenty (120) consecutive days or for any one hundred fifty (150) days during any twelve-month period during the term of the Agreement.

         9. PROTECTION OF COMPANY'S ASSETS.

         A. Confidential Information. "Confidential Information" means all information, data, knowledge and secrets whether developed or originated by, disclosed to or acquired by Employee as a consequence of his employment by the Company, relating to the Company, its affiliates and subsidiaries, not generally known in the industry in which the Company is or may become engaged, relating to the Company's trade secrets, software, financial information, customers, products, techniques, processes and services, including information relating to research, development, invention, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling.

         B. Fiduciary Capacity. Employee shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information.

         C. Return of Property Upon Termination. Upon termination of employment for any reason, Employee shall return to the Company all property of the Company, including but not limited to customer lists, records, software, documents, notes, tapes and other repositories of Confidential Information in the possession of Employee; whether prepared by Employee or by


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others, including copies thereof. Employee shall be responsible for any property loss or damage suffered by the Company due to delay in the return of such property. Employee represents and warrants that he shall not use any of the aforesaid items in any future business with which he shall become involved as an employee or otherwise.

         D. Covenants Against Competition.

                  (a) During the term of this Agreement and for a period of three (3) years from the termination date of his employment, Employee will not, within the Noncompetition Area (as that term is defined below), either singly or collectively, directly or indirectly, for himself or as agent, or in behalf of, or in conjunction with, any person, firm, association, partnership or corporation, or as a partner of any partnership, or as a shareholder of any corporation, establish, own, operate, engage in, become associated with, or contract to provide management or consulting services to any business which provides the same services as Employer, its affiliates or subsidiaries. However, if Employee is terminated without cause, the period shall be for one (1) year from the termination date of his employment.

                  (b) During the term of this Agreement and for a period of three (3) years from the termination date of his employment, Employee will not, either singly or collectively, directly or indirectly, for himself or as agent, or in behalf of, or in conjunction with, any person, firm, association, partnership or corporation, or as a shareholder of any corporation or as a partner of any partnership, contact any of Employer's, its affiliates' or subsidiaries' customers (excluding patients) for the purpose of soliciting, diverting or taking away any customer from Employer, its affiliates or subsidiaries. However, if Employee is terminated without cause, the period shall be for one (1) year from the termination date of his employment.

                  (c) During the term of this Agreement and for a period of three (3) years from the termination date of his employment, Employee will not, either singly or collectively, directly or indirectly, for himself or as agent, or in behalf of, or in conjunction with, any person, firm, association, partnership or corporation, or as a shareholder of any corporation or as a partner of any partnership, contact any person who has been engaged as an employee, representative or in any capacity by Employer, its affiliates of subsidiaries for the purpose of influencing or inducing such person to terminate any relationship with Employer, its subsidiaries or affiliates or for the purpose of employing or retaining such person. However, if Employee is terminated without cause, the period shall be for one (1) year from the termination date of his employment.

                  (d) The Noncompetition Area shall include:

                           (i)  all the area within a fifty (50) mile radius of
all cities within the United States in which Employer, its affiliates or subsidiaries have (or may during the term of

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this agreement have obtained executed or active payor or provider contracts, or both, or have completed substantial negotiations with payors or providers to obtain such contracts; and

                           (ii) all the area within the State of Colorado.

                  (e) The Noncompetition Area shall not include any area in which Employer, its affiliates and subsidiaries have ceased to engage in business and have not not operated in such area for a period of twelve (12) consecutive months.

                  (f) Employee acknowledges that the term, scope and geographic area of this covenant not to compete are reasonable. If, however, any judicial proceeding or court shall refuse to enforce all or any part of the covenants contained in this Section 9, any unenforceable covenant shall be deemed eliminated from the provisions thereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced. The scope, duration and geographical coverage of any covenant may be limited by a court to the extent necessary to permit the enforcement of such covenant. It is the intent and understanding of the parties in this agreement that each of the covenants contained in this Section 9 is to be deemed severable and that it will not violate the intent of the parties to this agreement if any court should determine accordingly. The invalidity or illegality of any such covenant which is not to be implemented is not intended by the parties to be considered if relief pursuant to another covenant is sought.

                  (g) The parties agree that any available remedy at law for any breach by Employee of any of the covenants contained in this Section 9 shall be inadequate; therefore, Employer or any successor shall be entitled in addition to all other remedies, to injunctive relief (including temporary restraining orders) for enforcement of this Section 9.

                  (h) If Employee fails to abide by this Section 9, Employee agrees that Employer may seek compensation for its damages. Employer and Employee expressly agree that it is difficult to know what actual damages would be incurred by Employer in the event of the Employee's breach of this covenant. The Parties expressly agree and stipulate that if this covenant is breached within one (1) year of the termination of employment, liquidated damages in the amount of One Hundred Thousand Dollars ($100,000.00) is a reasonable amount for Employee to pay the Employer and neither party will challenge the reasonableness of this liquidated damages amount. This liquidated damages amount is not a penalty; it is, agreed by the Parties, as an estimate of the net present value of the loss in profits which would be incurred by the Employer as a result of a breach of this Section 9 by Employee within one (1) year of termination of employment or until Employer notifies Employee to cease such breach, whichever is sooner. This liquidated damages amount is not sufficient damages for continued breach of this Section 9 by Employee beyond the date that Employer notifies Employee to cease such breach or one (1) year from termination of employment, which is sooner. Employer may pursue such other remedies as may be available at law or equity.


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                  (i) It is understood that this Section 9 and the covenants contained herein do not limit Employee's ability to practice Optometry and to participate as a shareholder or owner of Vision Care Specialists, P.C.

         E. Remedies. Employee acknowledges and agrees that a breach of any of the preceding covenants of this Section 9 would cause Company irreparable harm for which a remedy at law would be inadequate and that, Company shall be entitled to an injunction restraining Employee from the actions constituting such breach and that Company also may pursue any other remedies against Employee, including the recovery of damages.

         10. WAIVER. A waiver or indulgence by Company of a breach of any provision of this Agreement of Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

         12. MODIFICATION. This Agreement may be modified or amended only by an instrument in writing signed by both Company and Employee.

         13. CHOICE OF LAW. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         14. ARBITRATION. Except as noted hereafter, any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by arbitration in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of Employee's right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         Within thirty (30) days after submission of a demand for arbitration, Employee and the Company shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list, the parties will submit to the American Arbitration Association a ranked list of acceptable arbitrators. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration


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Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

  The arbitration provisions in this Agreement shall not apply to a suit instituted by the Company to enforce Section 9 of this Agreement.

         15. SURVIVAL AND BINDING EFFECT.

         A. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon their heirs, executors, administrators, successors, and permitted assigns.


         B. The covenants contained in Sections 8, 9, 13 and 14 of this Agreement shall be construed as independent of any other agreements between the parties and shall survive termination of employment.

         C. The existence of any claim or action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. Further, the existence of any claim or cause of action of Company against Employee, whether predicated on this Agreement or otherwise, shall not constitute justification of non-payment of the benefits provided hereby.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year above first written.

                                         THE EYE HEALTH NETWORK, INC.

                                    BY:
                                         ---------------------------------
                                         THOMAS P. LEWIS, CHAIRMAN



----------------------------------
DONALD A. HOOD, O.D.


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